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                                                                      EXHIBIT 21


              List of Subsidiaries of Medical Manager Corporation


Company Name                                         Jurisdiction
------------                                         -------------
Medical Manager Research &
   Development, Inc.                                 Florida

Systems Plus, Inc.                                   California

Systems Plus Distribution, Inc.                      California

Medical Manager RTI, Inc.                            New York

Medical Manager Southeast, Inc.                      Florida

Preferred System Solutions, Inc.
   (a wholly owned subsidiary of National
   Medical Systems, Inc.)                            Oklahoma

Medical Manager Systems Management, Inc.             Indiana
